CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 17 to Registration Statement No. 333-37277 on Form N-1A under the Securities Act of 1933, of our report dated August 22, 2008, relating to the financial statements and financial highlights of The James Advantage Funds, including James Balanced: Golden Rainbow Fund, The James Small Cap Fund, The James Market Neutral Fund, The James Equity Fund, and The James Mid Cap Fund appearing in the Annual Report on Form N-CSR of The James Advantage Funds for the year ended June 30, 2008, and to the reference to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and "Other Services" in the Statements of Additional Information, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio
October 28, 2008